Exhibit 99.1

Joe’s Jeans Reports 2008 First Quarter Results

LOS ANGELES, April 14, 2008 – Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the first quarter ended February 29, 2008.  Highlights were:

•                  Gross sales increased 23% over the first quarter of 2007, exceeding gross sales guidance of 15% growth by 8 percentage points.

•                  Net sales improved 10% to $15.2 million compared to $13.8 million in the first quarter of 2007 which included an increase of $975,000 in the prior year period relating to an adjustment for returns.

•                  Gross margins of 45% compared to 37% in the prior year period and a 300 basis point improvement over gross margins of 42% in the fourth quarter of 2007.

•                  Fourth consecutive quarter of profitability with net income of $843,000 compared to a net loss of $173,000 in the first quarter of 2007, translating into earnings per share of $0.01 on a fully diluted basis.

•                  Announcement of two retail outlet stores for Fall 2008 at Woodbury Common Premium Outlets® in New York and Orlando Premium Outlets® in Florida.

Marc Crossman, President and Chief Executive Officer, commented, “We are very pleased to start 2008 off with a strong first quarter.  These financial results reflect continued sales growth of the Joe’s brand®, as well as continued increases to our gross margins.  The sales growth continues to be driven primarily by solid performance in our women’s domestic business, strong growth in our men’s line and gains in international sales as a result of recent efforts to realign our business overseas.  Additionally, we are extremely excited to be opening retail stores in 2008, and believe all of these efforts will lead to long-term success for the Joe’s® brand and its shareholders.”

For the first quarter ended February 29, 2008, net sales improved to $15.2 million from $13.8 million in the first quarter ended February 24, 2007, a 10% increase, which included an increase of  $975,000 in the first quarter of 2007 relating to an adjustment for returns.  Gross margins during the first quarter of 2008 were 45% compared to 37% for the prior year period, an 8 percentage point increase.  SG&A during the first quarter ended February 29, 2008 was $5.6 million compared to $5.0 million in the first quarter of 2007, a 12% increase primarily due to: higher headcount to support the Company’s continued growth and its planned retail strategy; increased distribution and shipment costs as a result of higher sales volume over the prior year period; and an increase in stock-based compensation expense during the first quarter of 2008.  The Company generated net income of $843,000 during the first quarter of 2008 compared to a net loss of $173,000 during the first quarter of 2007, translating into earnings per share of $0.01 on a fully diluted basis.

The Company will host a conference call to discuss its 2008 first quarter results today, April 14, 2008 beginning at 4:30 pm ET.  To access the live call, please dial (866) 383-8119 (U.S.) or (617) 597-5344 (International).  The conference ID number and participant passcode is 96404584 and is entitled the “Q1 2008 Joe’s Jeans Inc. Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 6:30 PM Eastern Time on April 14, 2008 until 11:59 PM Eastern Time on April 28, 2008 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 41512293.  In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

Consolidated Statements Of Operations

	Three Months Ended
	2/29/2008	2/24/2007

Net sales	$15,210	$13,814
Cost of goods sold	8,422	8,719
Gross profit	6,788	5,095

Selling, general and administrative	5,604	4,982
Depreciation and amortization	87	88
Operating income	1,097	25
Interest expense / other	(192)	(190)

Income (loss) from before taxes	905	(165)
Income taxes	62	8
Net income (loss)	$843	$(173)

Earnings (loss) per common share - basic	$0.01	$(0.00)

Earnings (loss) per common share - diluted	$0.01	$(0.00)

Weighted average shares outstanding:
Basic	59,261	39,450
Diluted	59,558	39,450

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe’s® brand and related trademarks.  More information is available at the company website at www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions.  Forward- looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, both domestically and internationally, our ability to achieve long-term profitability, our expectations for our Joe’s Jeans® brand in the marketplace, including our ability to transition to a lifestyle brand, our belief in our growth strategy, and our ability to implement our retail strategy.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Joe’s Jeans Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the effect or outcome of the Company’s expectations in the domestic and international marketplaces; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Joe’s® brand; successful implementation of the Company’s retail strategy; the ability of the Company to continue to improve its gross margins;  the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Joe’s Jeans Inc.

Dustin A. Huffine

323-837-3727